Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 11 to Registration Statement No. 333-122804 on Form N-1A of our reports dated February 20, 2009 relating to the financial statements and financial highlights of MML Series Investment Fund II, appearing in the Annual Reports on Form N-CSR of MML Series Investment Fund II for the year ended December 31, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Disclosure of Portfolio Holdings,” “Investment Management and Other Services,” and “Experts” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 27, 2009